EXHIBIT 99.1

Uranium Resources Appoints Jeffrey L. Vigil as Vice President and CFO

Consolidating Corporate Functions in New Denver Headquarters

LEWISVILLE, Texas, June 14, 2013 (GLOBE NEWSWIRE) -- Uranium Resources, Inc. (Nasdaq:URRE) (URI) today announced that Jeffrey L. Vigil was appointed Vice President and Chief Financial Officer effective June 14, 2013. Mr. Vigil, who most recently was Senior Vice President and Chief Accounting Officer at Energy Fuels Inc. (TSX:EFR), succeeds Thomas H. Ehrlich, who resigned to pursue other interests.

Christopher M. Jones, President and CEO of URI, stated, "Jeff is a mining industry financial veteran with over thirty years of financial management experience in both production stage and development stage enterprises.  We are excited about Jeff's passion for nuclear energy and the significant industry experience he brings to URI.  We believe his experience will play a significant role in the execution of our strategic plan to return to production and strengthens our position to expand our company."

During his tenure at Energy Fuels, Mr. Vigil held various financial positions including CFO between 2009 and 2012. He managed financial and management reporting, equity financings, tax planning and compliance, treasury functions and risk management for Energy Fuels. He also managed financial, operational and legal due diligence for a number of acquisitions. From 1996 to 2007, Mr. Vigil served as CFO for Koala Corporation, which had approximately 350 employees and operated divisions in New York, Florida, Texas, Oregon, Colorado and British Columbia. Mr. Vigil is a graduate of the University of Wyoming with a BS in Accounting and is a licensed Certified Public Accountant in the State of Colorado.

Mr. Ehrlich first joined URI in 1987 and most recently served as Vice President and Chief Financial Officer for URI.  "Tom has been an invaluable member of the executive team and we thank him for all his contributions and wish him well in his future endeavors," stated Paul K. Willmott, Chairman of the Board of URI.

URI continues efficiency and cost reduction initiatives

The Company also announced that it will close its offices in Lewisville, Texas and relocate its headquarters to its offices in Denver, Colorado. It is expected that the move will be completed by the end of the third quarter of 2013.

Mr. Jones added, "These changes support our focus on cost containment and management of expenses so that we can minimize our cash burn rate. We also believe the consolidation will strengthen our organization, support the development of our Texas and New Mexico properties and position us to efficiently and effectively grow our business."

About Uranium Resources, Inc.

Uranium Resources, Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced uranium by in-situ recovery (ISR) methods in Texas and currently has a number of initiatives underway to return the Company to production. URI has over 206,600 acres of uranium mineral holdings and 144.8 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 3 million pounds of uranium per year. URI has an additional 664,000 pounds of in-place reserves in Texas. The Company acquired these properties over the past 20 years along with an extensive information database of historic drill hole logs, assay certificates, maps and technical reports.

Uranium Resources routinely posts news and other information about the Company on its website at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company's mineralized uranium materials, development plans for properties in South Texas and New Mexico, the timing for and savings associated with consolidation activities, plans for managing capital and returning to production are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the Company's ability to raise additional capital in the future, spot price and long-term contract price of uranium, the outcome of negotiations with the Navajo Nation, the Company's ability to reach agreements with current royalty holders, weather conditions, operating conditions at the Company's mining projects, government and tribal regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents, maintaining sufficient financial assurance in the form of sufficiently collateralized surety instruments and other factors which are more fully described in the Company's documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company's forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

CONTACT: Investor Contact:
         Deborah K. Pawlowski
         Kei Advisors LLC
         Phone: 716.843.3908
         Email: dpawlowski@keiadvisors.com